PAN AMERICAN ASSURANCE


                         PAN-AMERICAN ASSURANCE COMPANY
                              A STOCK LIFE COMPANY
                            PAN-AMERICAN LIFE CENTER
                          NEW ORLEANS, LOUISIANA 70130

           FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY
                        PERIOD OF COVERAGE NOT GUARANTEED

             Proceeds payable at Death of Insured. Adjustable Death
         Benefit - Flexible Premiums Payable During Lifetime of Insured
                            until the Maturity Date.
                     NONPARTICIPATING - NO ANNUAL DIVIDENDS.


THE DURATION OR AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR MAY VARY DEPENDING ON THE INVESTMENT EXPERIENCE AND THE DEATH BENEFIT OPTION SELECTED. THE DEATH BENEFIT IS DESCRIBED ON PAGE ___.

THE ACCUMULATED VALUE, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, IS VARIABLE AND MAY INCREASE OR DECREASE. NO MINIMUM ACCUMULATED VALUE IS GUARANTEED.

      WE AGREE TO PAY
  the benefits provided in the policy subject to its terms and conditions.

Signed for the Company at its Home Office in New Orleans, Louisiana


President                                                 Corporate Secretary





     RIGHT TO EXAMINE POLICY Within 20 days after this policy is first received, it may be canceled for any reason by delivering or mailing it to our Home Office in New Orleans, Louisiana, or to the agent through whom it was purchased. Upon cancellation we will return the Accumulated Value / Premiums Paid / Accumulated Value plus refund all Charges and Deductions. This is a legal contract between you and us. PLEASE READ YOUR POLICY AND APPLICATION CAREFULLY


We, our, and us refer to Pan-American Assurance Company. You and your refer to the Owner of this policy.

In force means that the insurance under the policy is being continued for the Death Benefit. Monthly Anniversary Day is the day of the month the Monthly Deductions are charged.




ALPHABETICAL GUIDE

         ..................



POLICY PROVISIONS

         Definitions
         Policy Schedule
         Table of Guaranteed Maximum Insurance Rates Payment of Proceeds Ownership Beneficiary Premiums and Reinstatement Separate Account Fixed Account Loan Account Transfers Policy Values Charges Surrenders Loans Paid-Up Insurance Excess MEC Premium Refund Option Insurance Coverage Provisions Optional Methods of Settlement General Provisions

DEFINITIONS

Accumulated Value - The accumulation of all premium payments, interest credits, and investment gains, less all charges and deductions.


Accumulation Unit - Accumulation Units are used to keep track of your Accumulated Value in a Separate Account Fund. It indicates how much we hold for you in a particular Separate Account Fund.

Accumulation Unit Value - The value of one Accumulation Unit of a Separate Account Fund.

Beneficiary - The person or entity that receives the proceeds on death of the Insured.

Business Day - Any day on which the Funds are valued; this will be any date on which the New York Stock Exchange is open for trading and we are open for business.

Cash Surrender Value - The Accumulated Value less any Surrender Charge.

Death Benefit - The benefit paid upon death of the Insured. Proceeds paid upon death of the Insured will be the Death Benefit less Indebtedness. Determining the amount of the Death Benefit is described in the section on Insurance Coverage Provisions.

Death Benefit Option - The option that you chose that will partly determine the amount of the Death Benefit.

Declared Rate of Interest Division - A division available to your policy where the Accumulated Value in this division receives interest at a declared rate determined by us.

Excess MEC Premium Refund Option - A policy provision that provides some protection against certain potential adverse tax effects. See the Excess MEC Premium Refund Option section for more details.

Exclusion Percentage - A value used to determine how much of the Cash Surrender Value is available as a Partial Surrender without assessment of any Surrender Charge.

Fixed Account - See Declared Rate of Interest Division.

Fund - A subdivision of the Separate Account.

Grace Period - A period of time for you to pay premiums necessary to keep the policy in-force.

Gross Premium - Amounts paid by you; a portion of the Gross Premium is credited to the Accumulated Value of the policy.

Home Office - The location where we service your policy.

Indebtedness - The amount that you owe us due to loans taken against the policy.

Insured - The person on whose life you purchased this insurance policy.

Loan Account - The portion of the Accumulated Value designated as collateral against loans that you have taken.

Maturity Date - The date on which this policy matures.

Minimum Initial Premium - The smallest Gross Premium that you must submit on or before the Policy Date.

Minimum Monthly Premium - The premium necessary to prevent the policy from lapsation during the Minimum Premium Period.

Minimum Premium Period - A period that provides an additional layer of protection against lapsation, if the appropriate conditions are met.

Monthly Anniversary Day - The day of the month the Monthly Deductions are charged. The first Monthly Anniversary Day is one month after the Policy Date. All subsequent Monthly Anniversary Days are succeeding months after the Policy Date.

Monthly Deduction - What we charge to provide the insurance benefits of this policy. The deduction is assessed against the Accumulated Value.

Net Premium - A Gross Premium less the percentage of Premium Expense Charge shown on the Policy Schedule.

Owner - The person or entity that owns this policy.

Partial Surrender - A withdrawal of cash from the Cash Surrender Value of this policy.

Partial Surrender Charge - The Surrender Charge assessed on a Partial Surrender.

Planned Premium Payment - A Gross Premium that has been scheduled by you.

Policy Date - The date on which the policy features begin.

Policy Schedule - The listing of features and values that are used to provide benefits.

Right to Examine Policy - A right to cancel your policy for any reason, subject to the restrictions delineated in this contract.

Right to Examine Policy Period - The period of time when you can exercise the Right to Examine Policy feature.

Separate Account - A division of your policy where we place the assets that underlie the contracts.

Separate Account Fund - See Fund.

Specified Amount - An amount that you specify that is primarily used to determine the amount of the Death Benefit, along with the other policy provisions.

Surrender Charge - A charge that we assess on reductions of Specified Amount. The same charge is also used in assessing Partial Surrender Charges.



                                 POLICY SCHEDULE



        EFFECTIVE  COST OF          RATE      YEARS
BENEFIT  DATE     INSURANCE         CLASS   PAYABLE




NOTE:MATURITY DATE IS THE POLICY ANNIVERSARY NEAREST THE INSURED'S 100TH
     BIRTHDAY. IF INCREASES IN THE SPECIFIED AMOUNT OR OTHER POLICY CHANGES RESULT IN MULTIPLE MATURITY DATES, THE MATURITY DATE WILL THEN BE MODIFIED TO BE THE FIRST OF ALL SUCH MATURITY DATES. IT IS POSSIBLE THE COVERAGE WILL EXPIRE PRIOR TO THE MATURITY DATE.


ADMINISTRATIVE CHARGE: [$5] per month in all Policy Years.


ASSET CHARGE: During the first ten Policy Years, the charge is [0.75%] of the Separate Account, assessed daily. The daily charge is [0.002055%]. After the first ten Policy Years, the charge is [0.40%] of the Separate Account, assessed daily. The daily charge is [0.001096%].

SELECTION AND ISSUE CHARGE (PER $1,000 OF SPECIFIED AMOUNT, ASSESSED MONTHLY):

                                                                 POLICY YEARS
                                                            1                2-Maturity
         First [$100,000] Specified Amount:                 [$0.415]         [$0.000]
         Next [$400,000] Specified Amount:                  [$0.290]         [$0.000]
         Next [$500,000] Specified Amount:                  [$0.125]         [$0.000]
         Above [$1,000,000] Specified Amount:               [$0.000]         [$0.000]


PREMIUM EXPENSE CHARGES: [5.75%] of each premium paid in all policy years .


EXCLUSION PERCENTAGE: [50%]


PLANNED PREMIUM PAYMENTS:


MINIMUM MONTHLY PREMIUM:                    MINIMUM PREMIUM PERIOD:


SURRENDER CHARGE PERIOD: [180] MONTHS


MINIMUM SPECIFIED AMOUNT: [$50,000]





                                                   COUNTERSIGNED BY:





INSURED                                              AGE AND GENDER


POLICY DATE                                                  MATURITY DATE


MONTHLY ANNIVERSARY DAY                     POLICY NUMBER



INITIAL SPECIFIED AMOUNT


DEATH BENEFIT OPTION


EXCESS MEC PREMIUM REFUND OPTION [ELECTED/NOT ELECTED]


OWNER: AS STATED IN THE APPLICATION UNLESS SUBSEQUENTLY CHANGED IN ACCORDANCE WITH THE PROVISIONS OF THE POLICY

THE SEPARATE ACCOUNT: PAN-AMERICAN SEPARATE ACCOUNT A

INITIAL SEPARATE ACCOUNT FUNDS AVAILABLE:

         FUND 1 FUND 2 FUND 3 FUND 4 FUND 5 FUND 6 FUND 7

ALLOCATION IN RIGHT TO EXAMINE POLICY PERIOD:
[No extra restrictions. / Restricted.]

TRANSFER CHARGES: Maximum of [$25] after the first [12] transfers.

MINIMUM TRANSFER AMOUNT: [$50] or entire balance, if less.

MINIMUM AMOUNT REMAINING AFTER TRANSFER: [$100]

MAXIMUM POLICY YEAR TRANSFER FROM FIXED ACCOUNT: The greater of [$500] and [25%] of the Fixed Account value as of the beginning of the Policy Year.


                           TABLE OF SURRENDER CHARGES
                                  (IN DOLLARS)


INSURED XXXXX                                                 POLICY NUMBER XXXX

                  POLICY YEARS 1 THROUGH 5 (ALL MONTHS): [XXXX]

                              P O L I C Y  Y E A R
MONTH
----------        6        7        8        9      10       11       12      13       14       15
1                 XX       XX       XX      XX     ...
2                 XX       XX       ...
3                 ...      ...      ...
 ...
12                XXX      XXX     ...

THIS TABLE APPLIES TO THE INITIAL POLICY FOR THE SURRENDER CHARGE PERIOD.

AN ADDITIONAL SURRENDER CHARGE WILL APPLY TO EACH INCREASE IN THE SPECIFIED AMOUNT FOR A SURRENDER CHARGE PERIOD FROM THE DATE OF SUCH INCREASE WHICH WILL BE STATED IN THE POLICY CONTRACT AMENDMENT.

IN ADDITION, A CHARGE WILL BE ASSESSED AGAINST THE ACCUMULATED VALUE ANY TIME A PARTIAL SURRENDER IS MADE. A CHARGE WILL ALSO BE ASSESSED AGAINST THE ACCUMULATED VALUE IF A DECREASE IS MADE DURING THE FIRST 5 POLICY YEARS OR WITHIN 5 YEARS AFTER AN INCREASE. SEE YOUR POLICY FOR FURTHER DETAILS.


                               TABLE OF GUARANTEED
                             MAXIMUM INSURANCE RATES
                          NONSMOKER RATE CLASSIFICATION
                                      MALE
                            MONTHLY COST OF INSURANCE



Attained Age               Rate per $1,000



These rates do not include the cost of any Riders, or extra ratings.


PAYMENT OF PROCEEDS

Proceeds - Proceeds means the amount payable:

o    On the Maturity Date; or

o    On the surrender of this policy; or

o After receipt of proof of the death of an insured person.

     The proceeds payable on the death of the Insured shall be the Insured's Death Benefit, less any Indebtedness, as of the close of the Business Day that sufficient proof of claim has been received and accepted by us. The proceeds payable on the death of any person insured by rider shall be as provided in the rider. If the policy is surrendered, the proceeds shall be the Cash Surrender Value as of the close of Business Day when the surrender occurs, less any Indebtedness. On the Maturity Date, the proceeds shall be the Cash Surrender Value as of the close of business on the Maturity Date, less any Indebtedness.

     The proceeds are subject to any adjustments provided in the Age and Gender, Grace Period, Incontestability, and Suicide sections.

     Payment of Proceeds - The proceeds are subject first to any Indebtedness to us and then to the interest of any assignee of record. Payments to satisfy any Indebtedness to us and any assignee shall each be paid in one sum. Unless an Optional Method of Settlement is elected, the balance of any Death Benefit shall be paid in one sum to the designated Beneficiary. If no Beneficiary survives, the proceeds shall be paid in one sum to you, if living; otherwise to any contingent Owner, if living; otherwise to the estate of the last Owner to die. Unless an Optional Method of Settlement is elected, any proceeds payable on the Maturity Date or upon surrender of this policy shall be paid to you in one sum.

================================================================================
OWNERSHIP

         Control of Policy - The Owner shall be as shown in the application or subsequent written endorsement. Subject to the rights of any irrevocable Beneficiary and any assignee of record with us, all rights, options, and privileges belong to:

o    You, if living; otherwise

o Any contingent Owner or Owners, if living; otherwise o The Insured.

         We reserve the right to require this policy for endorsement of any assignment, loan, change of Beneficiary or Ownership designation, surrender, amendment, or modification.

         Consistent with the terms of the Beneficiary designation and any assignment during the Insured's lifetime, you may:

o        Assign or surrender this policy;

o        Make or repay a loan;

o        Amend or modify this policy with our consent;

o Exercise any right, receive any benefit; and enjoy any privilege contained in this policy.

If this policy is owned jointly by two or more parties, all transactions require the signatures, consent, or other necessary requirements of all such parties. However, telephone transfers and premium allocation instructions will be accepted from any Owner unless otherwise directed.

Assignment - An assignment shall be accepted by us only if it is made in writing and filed with us at our Home Office. Assignments may require that the form be executed before a notary, according to our then current processing standards. Further, assignments require the consent of all irrevocable beneficiaries and all previous assignees.

We will not be responsible for the validity of any assignment. Payment of any proceeds shall be subject to the rights of any assignee of record at our Home Office. A collateral assignment is not a change of Ownership, and an assignee cannot change the Owner or Beneficiary, or elect or change an optional method of payment.

================================================================================
BENEFICIARY

Designation - The application contains the Beneficiary(ies) and their designated class. Any payments made to the Beneficiary(ies) will be made according to their class. When there is more than one Beneficiary of the same class, payments will be shared equally among them unless otherwise stated.

Death of a Beneficiary - If a Beneficiary dies before the Insured, the payments will be made to: o Any Beneficiary(ies) of that class, if living; otherwise o Any Beneficiary(ies) of the next class, if living; otherwise o The Owner, if living; otherwise o Any contingent Owner or Owners, if living; otherwise o The estate of the last Owner to die.

If a Beneficiary dies within 15 days after the Insured, but before proof of the Insured's death is received by us, payments will be made as though the Beneficiary had died before the Insured.

Change of Beneficiary - You may change any Beneficiary at any time during the Insured's lifetime unless otherwise provided in the previous designation. The new designation must be made by a signed notice in satisfactory form to our Home Office. The change will take effect on the date the notice was signed subject to any action taken by us before recording the change.

================================================================================
PREMIUMS AND REINSTATEMENT

Payment of Premiums - The Minimum Initial Premium is the minimum amount of initial premium that you must submit on or before the Policy Date. The Minimum Initial Premium is equal to one Minimum Monthly Premium, as shown in the Policy Schedule. The amounts and frequency of Planned Premium Payments are shown on the Policy Schedule. Policy anniversaries occur annually and are computed from the Policy Date.

The policy will not take effect until it has been delivered and the Minimum Initial Premium has been paid prior to death and prior to any change in health as shown in the application.

The Minimum Initial Premium and all other premiums are payable at our Home Office. Receipts will be furnished upon request.

Changes in the frequency and amount of Planned Premium Payments may be made by you. We reserve the right to limit the amount of any increase. We will send premium payment notices to you on written request. The notices may be sent annually, semi-annually or quarterly. All premium payments must be at least $25.00.

Additional premium payments may be made at any time during the continuance of this policy and prior to the Maturity Date. We reserve the right to limit the number and amount of additional premium payments.

If you make a premium payment which immediately increases the net amount at risk under this policy, we reserve the right to return the payment until the Insured receives prior approval from underwriting. You will need to re-submit that premium upon approval from underwriting.

There is a limit on premiums for the policy to qualify as a life insurance contract. The portion of any premium payment received in excess of that limit shall be refunded.

Your policy may carry the Excess MEC Premium Refund Option, as shown on the Policy Schedule and as described in the Excess MEC Premium Refund Option section, below. If your policy carries this option and if the premium payment exceeds the then current maximum premium calculation under IRC 7702A, then the excess premium will not be applied to the policy. If the policy does not carry the Excess MEC Premium Refund Option, then all premium payments are applied to the policy subject to all other applicable policy provisions.

The minimum premiums required to keep the policy in force during the Minimum Premium Period are outlined in the Insufficient Cash Surrender Value section of the policy.

Allocation of Premiums - We allocate the initial Net Premium to the Accumulated Value on the later of the Policy Date or the Business Day following receipt of premium at our Home Office. If your Policy Schedule indicates a restricted allocation in the Right to Examine Policy Period, then all Separate Account Fund allocations in the Right to Examine Policy Period are directed into the Fixed Account or equivalent Separate Account Fund that we have designated. In those cases, at the end of the Right to Examine Policy Period, the Accumulated Value is reallocated in accordance with the premium allocation instructions on record.

We reserve the right to limit availability of and allocations to the Separate Account and Fixed Account. Premium allocation instructions must be at least 1% and must be in whole percentages, unless otherwise allowed by us.

Subsequent Net Premiums are allocated according to the premium allocation instructions on record, and you may change the premium allocation instructions at any time by written notice in a form satisfactory to our Home Office.

Continuation of Insurance - In the event Planned Premium Payments are not continued, insurance coverage under this policy and any benefits provided by rider will be continued in force. Such coverage shall continue until the Cash Surrender Value is insufficient, as described in the Grace Period section, below.

When the Cash Surrender Value is insufficient, the policy enters the Grace Period as provided in the Grace Period section. This provision shall not continue the policy beyond the Maturity Date nor continue any rider beyond the date for its termination, as provided in the rider.

Grace Period - A Grace Period of 61 days will be granted for the payment of a premium sufficient to cover the Monthly Deduction described in the Charges section. The Grace Period will begin either on the Monthly Anniversary Day on which the Cash Surrender Value becomes insufficient to keep the policy in force or on the date notice is sent to you, the earlier of which is allowed by law.

The Cash Surrender Value would be considered insufficient when the Cash Surrender Value less any Indebtedness on any Monthly Anniversary Day is not sufficient to cover the Monthly Deduction for the next month.

Notice of the premium necessary to remove the policy from the Grace Period will be mailed to your last known address. If such premium is not paid within the Grace Period, all coverage under the policy will terminate without value at the end of the 61 day period. If a death occurs during the Grace Period, the proceeds paid will equal the Death Benefit at the start of the Grace Period, plus any applicable benefits provided by rider, less any Indebtedness and less overdue Monthly Deductions as of the date of death.

Insufficient Cash Surrender Value - During the Minimum Premium Period as shown on the Policy Schedule, the Cash Surrender Value will not be considered insufficient to keep the policy in force if the sum of the total premiums paid to date: o Less all Partial Surrenders to date, and o Less any Indebtedness, equals or exceeds the Minimum Monthly Premium times the number of months since the Policy Date, including the current month. In this case the policy will remain in effect. If there is a change in riders or in Specified Amount during the Minimum Premium Period the minimum premium will be recalculated.

In other circumstances when the above premium requirements are not met and if the Cash Surrender Value becomes insufficient, the policy shall terminate subject to the Grace Period section. Note that once the policy is terminated, there is no coverage unless we specifically approve reinstatement. For example, if we assess any additional Monthly Deductions, whether it be accidental or otherwise, the deduction shall be credited back to the Cash Surrender Value and the policy is not reinstated.

Reinstatement - If this policy terminates, as provided in the Grace Period section, it may be reinstated at any time within five years after the date of termination and prior to the Maturity Date. The reinstatement is subject to:

o Receipt of evidence of insurability of the Insured satisfactory to us to reinstate the basic policy; and o Receipt of evidence of insurability of any person covered by any rider to reinstate the rider to the policy; and

o Payment of a premium sufficient to keep the policy in force for two months; and o Payment or reinstatement of any Indebtedness against the policy; and
     o Reinstatement of the Surrender Charge that was in effect at the time of lapse.

Payments to reinstate the policy will be allocated according to the last premium allocation instructions on record. The effective date shall be the Monthly Anniversary Day on which we resume assessing the Monthly Deductions.

This policy cannot be reinstated if it has been surrendered for its full Cash Surrender Value.

================================================================================

SEPARATE ACCOUNT

We have established the Separate Account designated on the Policy Schedule to hold the assets that underlie the contracts. The Separate Account is subdivided into Funds, as shown on the Policy Schedule along with the Fixed Account. The assets of the Separate Account are held in our name on behalf of the Separate Account and legally belong to us. The assets of the Separate Account shall be available to cover the liabilities of the general account of the insurer only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. The assets of the Separate Account will not be charged with liabilities arising out of any other business we may do. The assets of the Separate Account shall be valued at least as often as any policy benefits vary, which is at least monthly.

Variable Accumulated Value - The Variable Accumulated Value of this policy equals the sum for all Separate Account Funds of:

o The number of Accumulation Units credited to a Fund; multiplied by o The appropriate Accumulation Unit Value.

Accumulation Units - Accumulation Units are used to keep track of your Accumulated Value in a Separate Account Fund. The value of your contract is affected by the investment performance of the Funds, the expenses of the Funds, and the deduction of charges under the Policy. The value of an Accumulation Unit may go up or down without limit.

Every Business Day, we determine the value of an Accumulation Unit for each of the Separate Account Funds by multiplying the Accumulation Unit Value for the previous period by a factor for the current period. The factor is determined by dividing the value of a Separate Account Fund share at the end of the current period (reflecting charges for taxes and credits for dividends) by the value of a Separate Account Fund share for the previous period.

Crediting and Deducting of Accumulation Units - We credit and deduct amounts allocated to the Separate Account by increasing or decreasing the number of Accumulation Units. The number of Accumulation Units to be credited or deducted is determined by dividing:

o The dollar amount credited to or deducted from the particular Separate Account Fund, by o The Accumulation Unit Value for the particular Separate Account Fund at the end of the Business Day during which the allocation is made.

Accumulation Units are credited when Net Premiums are allocated or amounts are transferred into a Separate Account Fund. Accumulation Units are deducted when the Monthly Deduction is assessed or when amounts are partially surrendered or transferred out of a Separate Account Fund.

Addition, Deletion, or Substitution of Investments - We reserve the right to modify the structure or operation of the Separate Account. This may include but is not limited to discontinuing one or more of the Funds or substituting one of the Funds you have selected with another Fund. We may make corresponding changes to this policy as may be necessary to reflect the change. If we make any such modifications, we guarantee that it will not affect your Accumulated Value at the time such modification is made.

================================================================================
FIXED ACCOUNT

The Fixed Account consists solely of the "Declared Rate of Interest Division," and the two terms are used interchangeably. The Fixed Account is part of our general account and is combined with the assets from other products, all of which are used to back the general liabilities made by the Company. The Fixed Account is not part of our Separate Account.

Interest Rate - The guaranteed interest rate applied to the Accumulated Value in the Fixed Account is 0.246627 percent per month, compounded monthly. This is equal to 3 percent per year compounded yearly. Interest in excess of the guaranteed rate may be applied in the calculation of Accumulated Values in a manner as determined by us.

Fixed Accumulated Value-

         The Fixed Accumulated Value of this policy at any time equals:

o    The total  of all  Net  Premiums  allocated  to the  Fixed  Account;  plus

o    Interest credited to the Fixed Account; plus

o The total of all amounts transferred to the Fixed Account from the Separate Account and from the Loan Account; minus

o The total of all amounts transferred from the Fixed Account to the Separate Account and to the Loan Account; minus

o The total of all Monthly Deductions charged against the Fixed Account; minus o The total of all Partial Surrenders from the Fixed Account.

================================================================================
LOAN ACCOUNT

When we issue a loan, we transfer an amount equal to the loan from the Separate Account and Fixed Account into a Loan Account as collateral for the loan. You may specify that the transfer be made from specific Separate Account Funds. If you make no specification, this transfer is made in proportion to the Accumulated Value in the Separate Account and Fixed Account. There is no charge for these transfers and they do not count against the free transfer limit. For more information on loans, please refer to the Loans section, described below.

Loan Credited Rate - We will credit interest to the Loan Account on a daily basis. There will be two credited rates. The standard portion will have a credited rate no less than the rate charged for Indebtedness less [2.00%]. The preferred portion will have a credited rate no less than the rate charged for Indebtedness less [0.00%]. The rate charged for Indebtedness is [8.00%], as described in the Loans section.

In Policy Years 1 through [5], we will apply the standard rate to the entire Loan Account. In Policy Years [6] through [10], we will apply the preferred rate to the value in the Loan Account up to [10%] of the Accumulated Value. For the amount in excess of [10%] of the Accumulated Value, we will apply the standard rate. In Policy Years [11] and later, we will apply the preferred rate to the entire Loan Account.

================================================================================
TRANSFERS

You can make a transfer to or from a Separate Account Fund or to or from the Fixed Account by providing us with written notice. The transfer will be made as of the end of the Business Day during which we receive the request, and transfer requests will not change the premium allocation instructions. No transfers may be made before the end of the Right to Examine Policy Period.

         The following apply to any transfer:

o We reserve the right to limit transfers from the Fixed Account in total for any Policy Year according to the terms on the Policy Schedule.

o The transfer charge is shown on the Policy Schedule. If applicable, the charge will be deducted from the account(s) from which the transfer is made on a pro-rata basis. If there are insufficient funds in those accounts, the charge will be deducted from the amount transferred.

o The minimum amount which you can transfer is shown on the Policy Schedule.

o The minimum amount you must leave in a Separate Account Fund, unless the entire amount is being transferred, is shown on the Policy Schedule.

o Your right to make transfers is subject to modification if we determine, in our sole opinion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other Owners. A modification could be applied to transfers to, or from, one or more of the Funds and could include, but is not limited to:

o    The requirement of a minimum time period between each transfer;

o Not accepting a transfer request from a party or parties acting on behalf of more than one Owner; or o Limiting the dollar amount that may be transferred between Funds by an Owner at any one time. o To the extent permitted by applicable law, during times of drastic economic or market conditions, we may suspend the transfer privilege temporarily without notice and treat transfer requests based on their separate components, a redemption order with simultaneous request for purchase of another Separate Account Fund. In such a case, the redemption order would be processed at the source Separate Account Fund's next determined Accumulation Unit Value. However, the purchase into the new Separate Account Fund would be effective at the next determined Accumulation Unit Value for the new Separate Account Fund only after we receive the proceeds from the source Separate Account Fund or after we otherwise receive cash on behalf of the source Separate Account Fund.

o We reserve the right, at any time, and without prior notice to any party, to terminate, suspend or modify the transfer privilege.

Transfers are made such that the Accumulated Value on the date of transfer will not be affected by the transfer, except for the deduction of any transfer charge.

================================================================================
POLICY VALUES

Net Premium - A net premium is the premium paid less the percentage of Premium Expense Charge shown on the Policy Schedule.

Accumulated Value - The Accumulated Value at any date is equal to the sum total of the values in the Separate Account, the Fixed Account, and the Loan Account.

The Accumulated Value on each Business Day after the Policy Date will be:

o    The Accumulated Value on the prior Business Day; plus

o Any Net Premium for the policy allocated since the prior Business Day; plus or minus

o The positive or negative investment experience on amounts allocated to the Separate Account, as reflected by the change in value of the Accumulation Units; plus

o Interest credited to amounts allocated to the Fixed Account and the Loan Account; less

o Any Partial Surrender and associated Partial Surrender Charges paid since the prior Business Day; less

o Any Monthly Deduction or transfer charges assessed.

Cash Surrender Value - The Accumulated Value less any Surrender Charge.

================================================================================
CHARGES

Premium Expense Charges - The Premium Expense Charges are deducted when the premium is received. The Premium Expense Charges are shown on the Policy Schedule.

         Monthly Deduction - The Monthly Deduction is the sum of:

o    The Cost of Insurance Charge;

o    The Administrative Charge;

o    The Selection and Issue Charge; and

o The cost for any policy riders.

The Monthly Deduction is deducted on the Policy Date and each Monthly Anniversary Day, thereafter. We deduct the Monthly Deduction pro-rata from the Separate Account Funds and the Fixed Account based on your amounts in each.

Cost of Insurance - The cost of insurance is determined on a monthly basis. The cost of insurance is determined separately for the initial Specified Amount and for any subsequent increases.

If the Insured's Death Benefit is Option 1 or Option 3 and is greater than the applicable percentage (as defined on page xx) of the policy's Accumulated Value, the cost of insurance for the Insured is calculated as (a), multiplied by the result of (b) minus (c), where:

(a) Is the cost of insurance rate as described in the Cost of Insurance Rates section;

(b)  Is the Insured's Death Benefit at the beginning of the policy month;

(c)  Is the Accumulated Value at the beginning of the policy month.

If the Insured's Death Benefit is Option 2 and is greater than the applicable percentage (as defined on page xx) of the policy's Accumulated Value, the cost of insurance for the Insured is calculated as (a) multiplied by (b), where:

(a) Is the cost of insurance rate as described in the Cost of Insurance Rates section;

(b)  Is the Specified Amount at the beginning of the policy month.

If the Insured's Death Benefit is equal to the applicable percentage (as defined on page xx) of the policy's Accumulated Value, the cost of insurance for the Insured is calculated as (a) multiplied by (b) multiplied by (c), where:

(a) Is the cost of insurance rate as described in the Cost of Insurance Rates section;

(b)  Is the applicable percentage (as defined on page xx) minus 1;

(c)  Is the Accumulated Value at the beginning of the policy month.

If the Insured's Death Benefit is Option 1 or Option 3 and there have been increases in the Specified Amount, then the Accumulated Value shall be first considered a part of the initial Specified Amount. If the Accumulated Value exceeds the initial Specified Amount, it shall then be considered a part of additional Specified Amounts resulting from increases in the order of the increases. For Option 3, premiums and Partial Surrenders shall be allocated proportionately to each Specified Amount.

Cost of Insurance Rates - The monthly cost of insurance rate is based on the gender, attained age, policy year and rating class at issue or date of increase of the person Insured. Attained age means age nearest birthday on the prior policy anniversary. We reserve the right to adjust the monthly cost of insurance rates uniformly by class based on changing expectations. However, the cost of insurance rates will not be greater than those shown in the Table of Guaranteed Maximum Insurance Rates.

The guaranteed cost of insurance rates are based on the gender distinct 1980 CSO Smoker or Nonsmoker Mortality Table, Age Nearest Birthday.

Asset Charge - The Asset Charge is shown on the Policy Schedule and is reflected in the Accumulation Unit Values.

Administrative  Charge  - The  Administrative  Charge  is  shown  on the  Policy
Schedule.

Selection and Issue Charge - The Selection and Issue Charge is shown on the Policy Schedule.

Surrender Charge - A charge will be made against the Accumulated Value if this policy is surrendered within the Surrender Charge period. The Surrender Charge is shown on the Policy Schedule.

If there is an increase in the Specified Amount, additional Surrender Charges will apply to the amount of the increase. These additional Surrender Charges apply for a Surrender Charge period following the increase in Specified Amount which appears on the policy contract amendment that places the increase in effect.

Taxes - We reserve the right to deduct any taxes levied by any government entity which, at our sole discretion, are determined to have resulted from the administration of this policy.

================================================================================
SURRENDERS

Surrender and Cash Surrender Value - This policy may be surrendered at any time during the lifetime of the Insured upon written request by you to us. The amount payable on surrender of this policy shall be the Accumulated Value, less any Indebtedness, on the close of business on the date of surrender, less any Surrender Charge.

The amount may be paid as a lump sum or under an elected Optional Method of Settlement. We reserve the right to defer payments according to the "Deferral of Payments" subsection of "General Provisions," described below. If this policy is surrendered, coverage shall terminate as of the date of surrender.

Partial Surrender - A Partial Surrender of this policy may be made at any time after the first policy anniversary and during the lifetime of the Insured, by your request. The Partial Surrender may be any amount not to exceed the current Cash Surrender Value, less any Indebtedness.

When a Partial Surrender is made, the amount of the Partial Surrender will be deducted from the Accumulated Value. The deduction will be made from the Funds and the Fixed Account in proportion to your amounts in each, unless you request deduction from specific Funds of the Separate Account.

A Partial Surrender Charge will be deducted from the Accumulated Value equal to the larger of $25.00 or (a) multiplied by the ratio, not to exceed 1, of (b) minus (c), all divided by (d), where:

(a)  Is the Surrender Charge;

(b) Is the sum of the Partial Surrender amount and all previous Partial Surrenders;

(c) Is the Exclusion Percentage, shown on the Policy Schedule, multiplied by the Cash Surrender Value;

(d)  Is the Cash Surrender Value.

In symbols, this charge can be stated as:


The charge will always be at least $25.00.

After the Partial Surrender, the Surrender Charge will be reduced by the Partial Surrender Charge. Once the Surrender Charge is equal to zero, a fee of $25.00 will be deducted from any future Partial Surrender amount.

Under Death Benefit Option 1, the Specified Amount will be reduced by the amount surrendered plus any Surrender Charge made. The remaining Specified Amount must be at least equal to the Minimum Specified Amount shown on the Policy Schedule. The Partial Surrender will reduce insurance in the same order as shown in the Changes in Insurance Coverage provision for the decrease in Specified Amount. The Specified Amount is not reduced for Options 2 or 3.

We will restrict you to no more than two Partial Surrenders in any policy year.

We reserve the right to defer payments according to the "Deferral of Payments" subsection of "General Provisions," described below.

================================================================================
LOANS

Cash Loans - After the first policy anniversary and during the continuance of this policy, we will grant a loan against the policy provided a satisfactory assignment of the policy is made to us.

The policy will be the sole security for the loan. The amount of the loan with interest to the next policy anniversary may not exceed the Cash Surrender Value, less any Indebtedness, as of the date of the policy loan. We reserve the right to defer a loan for the period permitted by law, but not for more than 6 months.

Interest Charged on Loans - Interest accrues daily to the Loan Account according to the provisions of that section. Further, we will charge for Indebtedness with the interest due on each policy anniversary. The rate charged for Indebtedness is [8.00%]; however, we reserve the right to adjust the rate only if it would be tax advantageous to the majority of policyholders to do so.

If you do not pay interest when due, we will add that amount to the loan. We will make a transfer from the Separate Account and the Fixed Account into the Loan Account as collateral for the interest due. The amount we transfer is the amount by which the interest due exceeds the interest which has been credited on the Loan Account. The transfer is made pro-rata from the Separate Account Funds and the Fixed Account based on your amounts in each.

Repayment of Loans - You may repay a loan in full or in part at any time while this policy is in force and the Insured is alive. When a loan repayment is made, the amount of the Loan Account equivalent to the amount of loan repayment is transferred to the Separate Account and Fixed Account based on the last premium allocation instructions on record.

If you make a premium payment which exceeds your Planned Premium Payment, and your policy has an outstanding loan balance, the payment will be divided into two pieces. The portion of the payment equal to the Planned Premium Payment will be applied as a premium payment. The portion of the payment in excess of the Planned Premium Payment will be applied toward the repayment of your loan.

================================================================================
PAID-UP INSURANCE

We will, upon request in writing, grant Paid-Up Insurance. The insurance is payable on the same conditions as the Insured's Death Benefit, but for a reduced amount. The reduced amount is the amount the Cash Surrender Value, less any Indebtedness, will buy as a single premium at the attained age of the Insured. The insurance has a Cash Surrender Value and is nonparticipating. The Cash Surrender Value of the paid-up insurance is based on the gender distinct 1980 CSO Smoker or Nonsmoker Mortality Table, Age Nearest Birthday, and interest at 3%. After making the change to paid-up insurance, there is no further investment in the Separate Account. The election of Paid-Up Insurance is permanent.

================================================================================
EXCESS MEC PREMIUM REFUND OPTION

Refund of Premium - The Internal Revenue Code (Section 7702A) defines a MEC contract. You may desire that your policy not be classified as a MEC. Certain premium payment patterns, as well as other actions, will cause a policy to be so classified as a MEC. If you have elected the Excess MEC Premium Refund Option, we will automatically refund a premium payment that would make the policy a MEC.

Election of the Excess MEC Premium Refund Option - If you have made this election, the Policy Schedule will show that the election is in effect. As long as your policy is not classified as a MEC, you may elect this option at any time by notifying us. You may also cancel this option at any time by submitting a signed, written notice to the Home Office in a format acceptable to us.

Not a Warranty - By offering this option we are not warranting that your policy will not become a MEC. Premium payment patterns are not the only means by which a policy can become a MEC. Actions such as decreases in Specified Amount may cause the policy to become a MEC. This option is only intended as a means of automatically returning premiums that were unintended. We will not examine unusual premium payment patterns or modifications to your policy for purposes of determining whether or not such actions will make your policy a MEC.

By offering this option, we are not providing any tax advice. You should consult your tax adviser for any questions regarding the status of your policy as a MEC and before making any changes to your policy or changing the pattern of your premium payments.

================================================================================
INSURANCE COVERAGE PROVISIONS

Insured's Death Benefit - Subject to the provisions of this policy, the Insured's Death Benefit at any time prior to the Maturity Date shall be as follows:

o Option 1 - The Insured's Death Benefit is the Specified Amount, and the Death Benefit remains level.

o Option 2 - The Insured's Death Benefit at any time shall be equal to the Accumulated Value plus the Specified Amount.

o Option 3 - The Insured's Death Benefit at any time shall be equal to the Specified Amount plus the sum total of all premiums paid less the sum total of all Partial Surrenders.

Change in Type of Coverage - You, by written request, after the first policy year may change between Options 1 and 2 of the Death Benefit provision, subject to the following:

o If the change is from Option 1 to Option 2, the Specified Amount after such change shall be equal to the Specified Amount prior to such change less the Accumulated Value on the date of change.

o If the change is from Option 2 to Option 1, the Specified Amount after such change shall be equal to the Specified Amount prior to such change plus the Accumulated Value on the date of change.

You may not make a change to or from Option 3.

Changes in Insurance Coverage - At any time after the first policy anniversary, insurance coverage may be increased or decreased by written request from you to change the Specified Amount, subject to the following conditions:

o In no event shall the Insured's Death Benefit be less than the percentage of the policy's Accumulated Value shown below.

                  [Insert table]

o Any decrease shall reduce insurance in the following order: o Against insurance provided by the most recent increase; o Against the next most recent increases successively; and o Against insurance provided under the original application.

o A charge will be made against the Accumulated Value if a decrease occurs during the first five policy years or within 5 years after an increase. The charge will be a portion of the Surrender Charge. The charge will apply to Surrender Charges for increases and the original amount of insurance in the same order as the reduction in insurance mentioned in 2. The remaining Surrender Charge will be equal to the previous Surrender Charge less the charge assessed because of the decrease. There may be a recalculation of the Minimum Monthly Premium.

o The Specified Amount in effect after any requested decrease must be at least as large as the Minimum Specified Amount shown on the Policy Schedule.

o Any request for an increase must be applied for on a supplemental application. Such increase shall be subject to evidence of insurability satisfactory to us. An increase shall also be subject to the sufficiency of the Cash Surrender Value, less any Indebtedness, to cover the next Monthly Deduction. Any increase will become effective on the effective date shown on the policy schedule or the Policy Contract Amendment. For each increase in Specified Amount, there is a corresponding schedule of Surrender Charges which applies to that increase for a Surrender Charge period stated in the contract amendment.

================================================================================
OPTIONAL METHODS OF SETTLEMENT

Settlement Options - Any proceeds payable under this contract will be paid in one sum unless otherwise elected. The following settlement options are available:

o Proceeds left at interest - The proceeds may be held by us. Interest will be paid at a guaranteed rate of 3% compounded annually; it will be payable at the end of every month, 3 months, 6 months, or 12 months as elected. The proceeds must be held for at least 6 months. The proceeds will be held during the longer of the Payee's lifetime or 30 years. Withdrawals of $100.00 or more may be made from the proceeds as often as every month. When the proceeds become less than $5,000, it will be paid in one sum.

o Payments for a Fixed Period - Equal monthly payments will be made for the number of years elected, up to 30 years. Interest will be paid at a guaranteed rate of 3% compounded annually.

                                    OPTION 2
                                MONTHLY PAYMENTS
                             PER $1,000 OF PROCEEDS

                                                       [Insert table]

o Payment of a Fixed Amount - Equal payments may be made every month, 3 months, 6 months, or 12 months as elected. The total paid each year must be at least 5% of the proceeds settled. Interest on the balance will be credited each year at 3% compounded annually.

Payments will be made until the proceeds with interest have been paid.

o Life Income Payments - Equal monthly payments may be made as elected: o Straight Life - Payments will be made during the Payee's lifetime.

o Guaranteed Period - Payments will be guaranteed for 10 or 20 years, as elected. The payments will continue after the guaranteed period for the Payee's lifetime.

o Installment Refund - Payments will be made during the Payee's lifetime. The payments will continue until the total amount paid equals the proceeds under this option even if beyond the Payee's lifetime.

Excess interest will be paid only during the guaranteed period as declared by us.

                                    OPTION 4
                              LIFE INCOME PAYMENTS
                         MONTHLY PAYMENTS PER $1,000 OF

PROCEEDS The age will be the Payee's nearest birthday on the first payment date.

                                                       [Insert table]

The proceeds may be paid in any other manner approved by us.

Election of Settlement Option - The settlement option may be elected as follows:

o By You - During the Insured's lifetime, you may elect a settlement option. The option may be changed if you have reserved that right.

o By Beneficiary - If no election is in force at death of the Insured, the Beneficiary may elect a settlement option within 3 months from when the proceeds become payable.

An election of change must be in writing to us. A change in Beneficiary revokes any previous payment election. Once payment has begun, the settlement option cannot be changed.

When an option is elected by a person other than a Payee, the Payee may not advance or assign payments, receive payments in a single sum, or make any other change unless the person making the election has so directed in writing.

Payee - The Payee must be the Insured, Owner, or a Beneficiary. If the Payee is not a natural person, then only options 1, 2, and 3 are available. The Payee must receive payments in his own right and not as an assignee. If any payments remain at the death of a Payee, payments will be made by the terms of the payment contract. If no such payment contract is in-force, we will pay the commuted value of all future remaining payments, as actuarially calculated by us.

Minimum Amount - The minimum amount of proceeds applied under a Settlement Option is $5,000. Each payment must be at least $50.00. If a payment becomes less than $50.00, payments will be made less often so that the amount of each payment is at least $50.00.

Additional Interest - Any additional interest will be paid on the payment due on each anniversary of the payment contract. The rate will be declared each calendar year by us.

================================================================================
GENERAL PROVISIONS

Policy Contract - This policy, the attached application and any riders, amendments or endorsement make up the entire contract. It is based on the application and the payment of the Minimum Monthly Premium. All statements made by the Insured in the application are representations and not warranties. Statements may be used to contest a claim or the validity of the policy only if they are contained in an application or supplemental application or application for reinstatement and a copy of such application is attached to the policy when issued or made part of the policy when a change in insurance coverage or reinstatement became effective.

Only the President or Secretary can modify this policy. Any changes must be made in writing. No agent has the authority to alter or modify any of the terms, conditions or agreements of this policy, or to waive any of its provisions.

Inquiries may be directed to our Home Office.

Age and Gender - If there is a misstatement of age or gender of the Insured or any person insured by rider the amount of the Death Benefit shall be that which would be purchased by the most recent cost of insurance at the correct age or gender.

Suicide - Suicide of the Insured, while sane or insane, within two years of issuance of the policy, is not covered by this policy. The total liability shall be the premiums paid prior to death, less any Indebtedness, less any prior Partial Surrenders.

If the Insured commits suicide while sane or insane within two years of issuance of any increase in insurance or any reinstatement, the total liability shall be the cost of insurance of the increased coverage, or the cost of insurance from the date of reinstatement to the date of death.

Incontestability - This policy shall, in the absence of fraud, be incontestable after it has been in force during the lifetime of the Insured for two years from issuance of the policy.

Any increase in coverage or addition of a rider effective after the Policy Date shall, in the absence of fraud, be incontestable only after such increase or addition has been in force during the lifetime of the Insured for two years from the issuance of such increase or addition.

Any reinstatement shall, in the absence of fraud, be incontestable only after having been in force during the lifetime of the Insured for two years after the issuance of the reinstatement.

Any contest of an increase in coverage or a reinstatement will be based on the application for increase or reinstatement.

Deferral of Payments - We reserve the right to defer a payment for the period permitted by law, but not for more than six months. If we are deferring payment from the Fixed Account, we will continue to credit interest on the Fixed Account at the declared rates. We will not defer any amounts needed to pay premiums for other policies in-force with us.

We may suspend or delay making payments or transfers from the Separate Account when:

o The New York Stock Exchange is closed, other than customary weekend and holiday closing, or trading on the New York Stock Exchange is restricted as determined by the SEC; or

o    The SEC,  by  order,  permits  postponement  for the  protection  of policy
     Owners, or

o An emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the assets of the Separate Account.

Claims of Creditors - To the extent permitted by law, any proceeds of this policy are exempt from the claims of creditors.

Annual Report - We shall send a report to you, at least once each policy year, which shows the current Accumulated Value, Cash Surrender Value, Death Benefit, premiums paid and all charges since the last report, Partial Surrenders and outstanding policy loans.

Reproposals - At any time, you may request a revised ledger, reflecting the Accumulated Value, Cash Surrender Value, and Death Benefit as of the most recent policy anniversary or Policy Date. We reserve the right to assess a $100 charge against your Accumulated Value for all reproposals produced for you.

         Effective Date of Coverage - The effective date of coverage under this policy shall be as follows:

o The Policy Date shall be the effective date for all coverage provided in the original application.

o For any increase or addition to coverage, the effective date shall be the Monthly Anniversary Day on which we first charge for the coverage.


o For any insurance that has been reinstated, the effective date shall be the Monthly Anniversary Day on which we resume assessing the Monthly Deductions.

Extended Maturity Date - Policyholders are assumed to have made an election to defer payment of proceeds at the Maturity Date. At any time, you may change this election by completing the appropriate form.

With this election, you will be assessed a $100 administrative fee at the Maturity Date. Upon assessment of this fee, the Death Benefit is continued. If the policy is Death Benefit Option 2, we will change it to Death Benefit Option
1. If the Adjustable Insurance Rider is attached to this policy for the Insured, the Specified Amount will increase by the Adjustable Insurance Amount on the Insured. All other riders will lapse; this includes any Additional Insured Rider coverages on the Insured and other insureds as well as any Adjustable Insurance Rider coverages on other insureds. No further premiums are accepted and we will make no further deductions. Further, we reserve the right to transfer all of the Accumulated Value into the Fixed Account, restricting access to the Separate Account. Policy loans and Partial Surrenders are available.

[FLORIDA ONLY, REPLACE ABOVE PARAGRAPH WITH: With this election, you will be assessed a $100 administrative fee at the Maturity Date. Upon assessment of this fee, the Death Benefit is continued. If the policy is Death Benefit Option 2, we will change it to Death Benefit Option 1. The Specified Amount will be reduced to $1 so that only the Cash Surrender Value, less Indebtedness, is paid at death. All riders will lapse, including all Additional Insured Rider coverages and all Adjustable Insurance Rider coverages, if any. No further premiums are accepted and we will make no further deductions. Further, we reserve the right to transfer all of the Accumulated Value into the Fixed Account, restricting access to the Separate Account. Policy loans and Partial Surrenders are available.]

Nonparticipating - This policy does not share in any distribution of surplus. No dividends are payable.

Termination - All coverage under this policy shall terminate when any one of the following events occurs: o You request that coverage terminate. o The Insured dies.

o        The policy matures.
o        The Grace Period ends.
o        The policy is surrendered.